Exhibit 99.1

Immediate	Karen Widmayer
(202) 729-1789
karen.widmayer@carramerica.com

PATRICIA DIAZ DENNIS JOINS CARRAMERICA BOARD OF DIRECTORS

Washington D.C. – September 12, 2005 – On Friday, September 9, 2005, CarrAmerica Realty Corporation’s (NYSE:CRE) Board of Directors unanimously approved the election of Patricia Diaz Dennis to the Board. This increases the size of the Company’s Board of Directors to eight. The Board of Directors and Nominating and Corporate Governance Committee of the Board of Directors has not yet determined on which committees Ms. Dennis will serve.

Since September 1995, Ms. Dennis has been employed by SBC Services, Inc. She has served as Senior Vice President and Assistant General Counsel since August 2004. From May 2002 to August 2004 she served as Senior Vice President, General Counsel and Secretary of SBC West.

Ms. Dennis serves on the boards of directors of UST Inc., Massachusetts Mutual Life Insurance Company and Girl Scouts of the USA. Ms. Dennis was also named to the Texas State University System Board of Regents by Governor George W. Bush, and serves as a trustee for the NHP Foundation. Before joining SBC, Ms. Dennis was appointed to three federal government positions. Ms. Dennis was named a member of the National Labor Relations Board by former President Ronald Reagan. Later, President Reagan appointed Ms. Dennis as a commissioner of the Federal Communications Commission where she served from 1986 until 1989. From 1989 to 1991, Ms. Dennis made a brief departure from public service and joined the law firm of Jones, Day, Reavis & Pogue, where she served as a partner and the head of the communications department. In 1992, Ms. Dennis left the private sector and returned to public service when she was appointed by former President George Bush as assistant secretary of state for human rights and humanitarian affairs.

CarrAmerica owns, develops and operates office properties in 12 markets throughout the United States. The company has become one of America’s leading office companies by meeting the needs of its customers with superior service, a large portfolio of quality office properties and extraordinary development capabilities. Currently, CarrAmerica and its affiliates own, directly or through joint ventures, interests in a portfolio of 290 operating office properties, totaling close to 27 million square feet. CarrAmerica’s markets include Austin, Chicago, Dallas, Denver, Los Angeles, Orange County, Portland, Salt Lake City, San Diego, San Francisco Bay Area, Seattle and metropolitan Washington, D.C. For additional information on CarrAmerica, including space availability, visit our web site at http://www.carramerica.com.

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